EXHIBIT 5.1, 23.2


BWLaw, Ltd., PS

3827 1001 Fourth Avenue
Seattle, WA 98154
(206) 682 7626

June 25, 2002

Spectrum International Inc
200 13018-80th Avenue
Surrey, B.C.
Canada V3W 3B2

Re: Registration Statement on Form SB-2

Gentlemen:

   We have acted as counsel to Spectrum International Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") relating to the sale of up to 7,512,996 shares of common stock of the Company, par value $.001 per share (the "Common Stock"). Of said amount, 3,000,000 is being offered in a new issue by the Company and the balance is in the hands of selling shareholders.

   We have reviewed the Certificate of Incorporation of the Company and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that, assuming the validity of the Directors meeting with respect thereof which approved the issuance of the 3,000,000 shares being newly issued by the Company, assuming payment in full of the purchase price therefor, the shares of Common Stock are, or when issued will be, validly issued, fully paid and nonassessable. We do not express any opinion with respect to the status of shares held by current shareholders of the corporation or any other matter with respect thereto.

   This opinion is limited to applicability of the Delaware General Corporation Law to the new issuance of the 3,000,000 shares of Common Stock. This opinion does not cover nor is in any way related to the applicability of, or compliance by the Company or any shareholder with, any other law, including any federal or state securities laws, any other state common law or any other federal law, nor do we approve or express any opinion, express or implied, with respect to any of the material contained in said registration statement, or any material that may have been omitted therefrom, or any other matter respecting the registrant, except for the aforesaid due issuance of the 3,000,000 common shares.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                    Very truly yours,

                     /s/ BWLaw, Ltd. PS

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